      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2002



                                                      REGISTRATION NO. 333-87588

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                    HCA INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   75-2497104
                      (I.R.S. Employer Identification No.)

                                 ONE PARK PLAZA
                           NASHVILLE, TENNESSEE 37203
                                 (615) 344-9551
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOHN M. FRANCK II
                     VICE PRESIDENT AND CORPORATE SECRETARY
                                    HCA INC.
                                 ONE PARK PLAZA
                           NASHVILLE, TENNESSEE 37203
                                 (615) 344-9551
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                                 JAMES H. CHEEK
                             BASS, BERRY & SIMS PLC
                        315 DEADERICK STREET, SUITE 2700
                        NASHVILLE, TENNESSEE 37238-2700
                                 (615) 742-6200
                               RONALD J. FRAPPIER
                              JENKENS & GILCHRIST
                           A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                              DALLAS, TEXAS 75202
                                 (214) 855-4500

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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





PROSPECTUS


                                    HCA INC.

                                 $1,500,000,000

                                DEBT SECURITIES

                             ---------------------

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf " registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. Neither we nor any underwriter has authorized anyone else to provide you with different information. This prospectus is not an offer to sell and it is not soliciting an offer to buy these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

     We will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


May 14, 2002

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. You may read and copy these reports at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. You may also inspect these reports at the SEC's New York Regional Office, 233 Broadway, New York, New York 10279, at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock trades. In addition, the SEC maintains an Internet site that contains reports and other information regarding us (http://www.sec.gov).

     We have registered these securities with the SEC on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statement. You may obtain copies of the Registration Statement, including exhibits, as discussed in the first paragraph.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     - our Annual Report on Form 10-K for the year ended December 31, 2001;


     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;


     - our Current Reports on Form 8-K dated February 5, 2002, March 28, 2002, April 22, 2002 and April 23, 2002; and

     - any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     You may obtain copies of the above information (including exhibits), upon written or oral request, without charge. You should direct requests to John M. Franck II, Vice President and Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203 or by telephone at (615) 344-9551. Our web site address is www.hcahealthcare.com.

                                  THE COMPANY

     HCA Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term "affiliates" includes our direct and indirect subsidiaries and partnerships and joint ventures in which our subsidiaries are partners. As of March 31, 2002, these affiliates owned and operated 175 hospitals and 74 freestanding surgery centers and provided extensive outpatient and ancillary services. Our affiliates are also partners in several 50/50 joint ventures that own and operate six hospitals and three freestanding surgery centers which are accounted for using the equity method. Our facilities are located in 23 states, England and Switzerland.

     Our primary objective is to provide a comprehensive array of quality health care services in the most cost-effective manner possible. Our hospitals provide a full range of medical services including such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. We also provide outpatient and ancillary health care services at both our general, acute care hospitals and at our freestanding facilities, including outpatient surgery and diagnostic centers, rehabilitation facilities, home health care agencies and other facilities. In addition, we operate psychiatric hospitals which generally provide a full range of mental health care services in inpatient, partial hospitalization and outpatient settings.

     We were formed in January 1990 as a Nevada corporation and reincorporated in Delaware in July 1993. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number at that address is (615) 344-9551.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of our consolidated earnings to fixed charges for the periods presented.


FOR THE THREE MONTHS
   ENDED MARCH 31,         FOR THE YEAR ENDED DECEMBER 31,
---------------------   -------------------------------------
  2002        2001      2001    2000    1999    1998    1997
---------   ---------   -----   -----   -----   -----   -----
5.32x         4.29x     3.43x   1.85x   3.11x   2.58x   1.81x


     For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before minority interests, income taxes and fixed charges. "Fixed charges" consist of interest expense, debt amortization costs and one-third of rent expense, which approximates the interest portion of rent expense.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes. We intend to offer the debt securities periodically when prevailing interest rates and other market conditions are advantageous or as required by our financing needs.

                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

     The description below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement.

     We will issue the debt securities in one or more series under an indenture dated as of December 16, 1993 between us and The Bank of New York, successor to Bank One Trust Company, N.A., as trustee, which succeeded The First National Bank of Chicago, as trustee. We will refer to the indenture, together with all supplements, as the "Indenture." We will call The Bank of New York the "Trustee." The Indenture describes the terms of the debt securities and does not limit the amount of debt securities or other unsecured, senior debt that we may issue.

     The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Indenture limits our ability and that of our subsidiaries under certain circumstances to secure debt by mortgages on our principal properties, by entering into sale and lease-back transactions or by issuing subsidiary debt or preferred stock. In a liquidation or reorganization of any of our subsidiaries, the right of holders of the debt securities to participate in any distribution is subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor.

     In addition to the following description of the debt securities, you should refer to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. The article and section numbers refer to those in the Indenture.

     The prospectus supplement will specify the following terms of the issue of debt securities:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which the debt securities may be issued and are or will be payable;

     - the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates shall be determined, and the date or dates from which such interest, if any, will accrue;

     - the date or dates on which such interest, if any, will be payable, the method of determining holders to whom any of the interest shall be payable and the manner in which any interest payable on a global debt security will be paid if other than book-entry;

     - each office or agency where the principal, premium and interest on the debt securities will be payable and where the debt securities may be presented for registration of transfer or exchange;

     - the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed at our option;

     - our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder, and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities will be redeemed, repaid or purchased pursuant to any such obligation;

     - whether the debt securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

     - whether the debt securities are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary, if any, for such global note or notes;

     - if other than dollars, the foreign currency or currencies or foreign currency units in which the principal, premium and interest on the debt securities shall or may be paid and, if applicable, whether at our election and/or that of the holder, and the conditions and manner of determining the exchange rate or rates;

     - any index used to determine the amount of payment of principal, premium and interest on the debt securities;

     - any addition to, or modification or deletion of, any events of default or covenants provided for with respect to the debt securities;

     - any other detailed terms and provisions of the debt securities that are not inconsistent with the Indenture (Section 301); and

     - any special provisions for the payment of additional amounts with respect to the debt securities.

     The debt securities may be issued at a substantial discount below their stated principal amount. The prospectus supplement will describe any federal income tax consequences and other special considerations applicable to discount securities. Discount securities may provide for the declaration or acceleration of the maturity of an amount less than the principal amount if an event of default occurs and continues.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless we state otherwise in a prospectus supplement, we will issue the debt securities in registered form and in denominations of $1,000 or any multiple thereof (Section 302). You will be able to exchange the debt securities of any series (other than a global note) for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms, as long as the debt securities are issued in authorized denominations. You may exchange the debt securities at the office of the Security Registrar or co-Security Registrar that we designate in a prospectus supplement. We will not impose any service charge for the exchange of any debt security; however, we may ask you to pay any taxes and other governmental charges as described in the Indenture. The Security Registrar or co-Security Registrar will effect the exchange when satisfied with your documents of title and identity. We have appointed the Trustee as Security Registrar (Section 305).

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in a prospectus supplement, we will make principal, premium, and interest payments at the office of our Paying Agent. We may determine to pay any interest, including any installment of interest, (i) by check mailed to you at the address in the register or (ii) by wire transfer to the holder's account (Section 307).

     Unless otherwise indicated in a prospectus supplement, the Trustee will act as our sole Paying Agent with respect to the debt securities, through its principal office in the Borough of Manhattan, The City of New York. We will name any additional Paying Agents in a prospectus supplement. We may at any time rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, but we must maintain a Paying Agent in each place of payment for a series of the debt securities.

     If we have paid any moneys to the Trustee or a Paying Agent for the principal, premium, and interest on any debt securities, and those moneys remain unclaimed two years after due and payable, the moneys will be repaid to us and the holder of the debt securities may thereafter look only to us for any payment (Section 1103).

BOOK-ENTRY SYSTEM

     We may issue the debt securities in whole or in part in book-entry only form, which means that they will be represented by one or more permanent global notes that will be deposited with a depositary located in the United States, unless otherwise indicated in a prospectus supplement. We will identify the depositary and describe the specific terms of the depositary arrangement in the prospectus supplement relating to each series. We will refer to this form here and in the prospectus supplement as "book-entry only." The following discussion pertains to securities that are issued in book-entry only form.

     One or more global notes will be issued to and registered in the name of the depositary or its nominee. The depositary will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by the depositary and its participants.

     So long as a depositary or its nominee is the registered owner of a global note, it will be considered the sole owner of the debt securities under the Indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owner under the Indenture. Certain jurisdictions that require purchasers of securities to take physical delivery of securities in definitive form may impair the ability to transfer beneficial interests in a global note. Neither we, the Trustee, any Paying Agent nor the Security Registrar will have any responsibility or liability for payments on account of, or for maintaining, supervising or reviewing any records relating to, the beneficial ownership interests.

     We will make payments of principal, premium and interest on debt securities to the depositary or its nominee, as the registered owner of the global note. We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a global note, will credit immediately participants' accounts with payments according to their respective holdings of beneficial interests in the global note as shown on the records of the depositary. We also expect that standing instructions and customary practices will govern payments by participants to owners of beneficial interests in the global note held through the participants, as is now the case with securities held for the accounts of customers registered in "street name." These payments will be the responsibility of the participants.

     A global note may not be transferred, except that the depositary, its nominees and their successors may transfer an entire global note to one another. Debt securities represented by a global security would be exchangeable for certificates in definitive registered form with the same terms in authorized denominations only if:

     - a depositary of a series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days; or

     - we determine at any time not to have any debt securities represented by one or more global notes.

In either instance, an owner of beneficial interests in a global note will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and to physical delivery in definitive form (Section 304).

LIMITATIONS ON US AND OUR SUBSIDIARIES

  Limitations on Mortgages

     The Indenture provides that neither we nor any of our subsidiaries will issue, assume or guarantee any indebtedness or obligation secured by mortgages, liens, pledges or other encumbrances upon any principal property (which means each of our acute care hospitals that provides general medical and surgical services), unless the debt securities shall be secured equally and ratably with (or prior to) such debt (Section 1105). This restriction will not apply to:

     - mortgages securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the mortgages are incurred within 18 months of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements;

     - mortgages existing on property at the time of its acquisition by us or our subsidiary or on the property of a corporation at the time of the acquisition of such corporation by us or our subsidiary;

     - mortgages to secure debt on which the interest payments are exempt from federal income tax under Section 103 of the Internal Revenue Code;

     - mortgages in favor of us or a consolidated subsidiary;

     - mortgages existing on the date of the Indenture;

     - certain mortgages to governmental entities;

     - mortgages incurred in connection with the borrowing of funds used to repay debt within 120 days in the same principal amount secured by other mortgages on principal property with at least the same appraised fair market value;

     - mortgages incurred within 90 days (or any longer period, not in excess of one year, as permitted by law) after acquisition of the related property or equipment arising solely in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Internal Revenue Code; and

     - any extension, renewal or replacement of any mortgage referred to above, provided the amount secured is not increased and it relates to the same property.

  Limitations on Sale and Lease-Back

     The Indenture provides that neither we nor any subsidiary will enter into any sale and lease-back transaction with respect to any principal property with another person unless either:

     - we or our subsidiary could incur indebtedness secured by a mortgage on the property to be leased; or

     - within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all debt securities delivered under the Indenture, to the voluntary retirement of our funded debt or the acquisition or construction of a principal property (Section 1106).

  Limitations on Subsidiary Debt and Preferred Stock

     The Indenture provides that none of our restricted subsidiaries may, directly or indirectly, create, incur, issue, assume or otherwise become liable with respect to, extend the maturity of, or become responsible for the payment of, any debt or preferred stock except:

     - debt outstanding on the date of the Indenture;

     - debt representing the assumption by one restricted subsidiary of debt of another;

     - debt or preferred stock of any corporation or partnership existing when it becomes a subsidiary;

     - debt of a restricted subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantees, letters of credit, surety bonds or performance bonds securing any of our obligations or those of our subsidiaries incurred or assumed in connection with the disposition of any business, property or subsidiary, except for the purpose of financing an acquisition, provided that the maximum aggregate liability does not exceed the gross proceeds from the disposition;

     - debt of a restricted subsidiary in respect of performance, surety and other similar bonds, bankers acceptances and letters of credit provided in the ordinary course of business;

     - debt secured by a mortgage incurred to finance the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the mortgage and debt are incurred within 18 months of the later of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements and the mortgage does not relate to any other property;

     - permitted subsidiary refinancing debt (as defined in the Indenture);

     - debt of a restricted subsidiary to us or another subsidiary as long as we hold it; or

     - any obligation pursuant to a permitted sale and lease-back transaction (Section 1107).

  Exempted Transactions

     Even if otherwise prohibited by these limitations, if the aggregate outstanding principal amount of all our other debt and that of our subsidiaries subject to these limitations does not exceed 15% of our consolidated net tangible assets, then:

     - we or any of our subsidiaries may issue, assume or guarantee debt secured by mortgages;

     - we or any of our subsidiaries may enter into any sale and lease-back transaction; and

     - any restricted subsidiary may issue, assume or become liable for any debt or preferred stock (Section 1108).

EVENTS OF DEFAULT

     Under the Indenture, an event of default applicable to the debt securities of any series means:

     - failure to pay the principal or any premium on any debt security of that series when due;

     - failure to pay any interest on any debt security of that series when due, continued for 30 days;

     - failure to deposit any sinking fund payment in respect of any debt security of that series when due;

     - failure to perform, or the breach of, any of our other applicable covenants or warranties in the Indenture, continued for 60 days after written notice;

     - events in bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to debt securities of that series (Section 501).

     If any event of default with respect to debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount, or in the case of discount securities, a portion of the principal amount, of all the debt securities of that series to be due and payable immediately. The holders may, under certain circumstances, rescind and annul this acceleration prior to obtaining a judgment or decree (Section 502).

     Other than the duties of the Trustee during a default to act with the required standard of care, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders shall have offered to the Trustee reasonable indemnity (Section 603). Subject to these indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series (Section 512).

     We will furnish the Trustee annually with a statement as to our performance of certain obligations under the Indenture and as to any default in our performance (Section 1109).

MODIFICATION AND WAIVER

     We and the Trustee may modify and amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected. We must have the consent of the holder of each outstanding debt security affected to:

     - change the stated maturity of the principal of, or any installment of interest on, any debt security;

     - reduce the principal, premium or interest on any debt security;

     - reduce the amount of principal of discount securities payable upon acceleration of the maturity;

     - change the currency of payment of principal, premium or interest on any debt security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

     - reduce the percentage of holders whose consent is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults (Section
       1002).

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of that series, waive any past default under the Indenture with respect to debt securities of that series. However, such holders may not waive a past default in the payment of principal, premium or interest, or any sinking fund installment with respect to the debt securities, or waive a covenant or provision that cannot be modified or amended, without the consent of the holders of each outstanding debt security affected (Section 513).

CONSOLIDATION, MERGER, SALE OR LEASE OF ASSETS

     We may consolidate with or merge into, or transfer or lease our assets to, any corporation without the consent of the holders of any of the outstanding debt securities under the Indenture if:

     - the successor corporation assumes our obligations on the debt securities and under the Indenture;

     - after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     - other conditions are met (Section 901).

DEFEASANCE

     If so specified in a prospectus supplement, we may be discharged from all obligations under the debt securities of any series, and we will not be subject to the limitations in the Indenture discussed in the above sections, if we deposit with the Trustee trust money or U.S. government obligations that are sufficient to pay all principal, premium and interest on the debt securities of the series. We would deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not (1) cause the holders of the debt securities of the series to recognize income, gain or loss for United States income tax purposes or (2) result in the delisting of the debt securities from any national securities exchange (if so listed) (Article Fourteen).

NOTICES

     Notices to holders will be mailed to the addresses of the holders listed in the security register (Sections 101, 105).

GOVERNING LAW

     We will construe the Indenture and the debt securities in accordance with the laws of the State of New York (Section 111).

CONCERNING THE TRUSTEE

     The Trustee has normal banking relationships with us.

                              PLAN OF DISTRIBUTION

GENERAL

     We may sell the debt securities directly to purchasers or through underwriters, dealers or agents. We may distribute the debt securities in one or more transactions, either at a fixed price or varying prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The prospectus supplement will identify the terms of the offering, the names of the underwriters or agents, the purchase price, any underwriting discounts, the method of distribution and the time and place of delivery of the debt securities.

     In connection with the sale of debt securities, underwriters, dealers or agents may receive discounts, concessions or commissions from us or from purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may qualify as underwriters under the Securities Act of 1933. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation paid by us.

     We may agree to indemnify underwriters, dealers and agents that participate in the distribution of debt securities against liabilities, including liabilities under the Securities Act of 1933.

     Since each issuance of a series of these debt securities will have no established trading market, broker-dealers may make a market in the debt securities. We cannot assure the liquidity of the trading market for the debt securities.

DELAYED DELIVERY ARRANGEMENT

     If so indicated in a prospectus supplement, we will authorize dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date, if so permitted by the purchaser's jurisdiction. We must approve all institutions, which may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The dealers and other agents will not be responsible for the validity or performance of these contracts.

                                 LEGAL OPINIONS

     Bass, Berry & Sims PLC is passing upon the validity of the debt securities for us. Jenkens & Gilchrist, a Professional Corporation, is passing upon legal matters in connection with the offering of the debt securities for any underwriters, dealers or agents. Jenkens & Gilchrist has rendered, and continues to render, legal services to us.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC filing fee..............................................  $138,000
Accounting fees and expenses................................    25,000*
Printing and engraving......................................    25,000*
Blue Sky fees and expenses..................................    10,000*
Legal fees and expenses.....................................    75,000*
Trustee's fees and expenses.................................    15,000*
Rating Agency fees..........................................   350,000*
Miscellaneous...............................................    20,000*
                                                              --------
          Total.............................................  $658,000*
                                                              ========

---------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Restated Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, which we will refer to as the DGCL, each person who was or is made or is threatened to be made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer (or was serving at our request as a director, officer, employee or agent for another entity).

     Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against liability actually and reasonably incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In connection with a criminal proceeding, a corporation may indemnify any director, officer, employee or agent who had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of a corporation, however, the DGCL does not allow indemnification if the person shall have been adjudged to be liable to the corporation. However, a court may find that, in light of all circumstances, the person is fairly and reasonably entitled to indemnity for expenses.

     Our Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL permits these limitations of a director's liability, but does not permit a corporation to eliminate or limit a director's liability for the following:

     - breaches of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or known violations of law;

     - the payment of unlawful dividends or unlawful stock purchases or redemptions; or

     - transactions in which the director received an improper personal benefit.

     We are insured against liabilities that we may incur by reason of our indemnification of officers and directors in accordance with our Restated Certificate of Incorporation. We also insure directors and officers against liabilities that might arise out of their employment and are not subject to indemnification under our Restated Certificate of Incorporation.

ITEM 16. EXHIBITS.


  1       --  Underwriting Agreement Standard Provisions (Debt Securities)
              dated January 23, 2001 (filed as Exhibit 1.1 to the
              Company's Current Report on Form 8-K dated January 23, 2001, and incorporated herein by reference).
 *4.1     --  Indenture dated as of December 16, 1993 between the Company and The First National Bank of Chicago, as Trustee (restated
              electronically for SEC filing purposes).
  4.2     --  First Supplemental Indenture dated as of May 25, 2000
              between the Company and Bank One Trust Company, N.A., as
              Trustee (filed as Exhibit 4.4 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 2000, and incorporated herein by reference).
  4.3     --  Second Supplemental Indenture dated as of July 1, 2001 between the Company and Bank One Trust Company, N.A., as
              Trustee (filed as Exhibit 4.1 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).
  4.4     --  Third Supplemental Indenture dated as of December 5, 2001 between the Company and The Bank of New York, as Trustee
              (filed as Exhibit 4.5(d) to the Company's Annual Report on
              Form 10-K for the year ended December 31, 2001, and
              incorporated herein by reference).
 *5       --  Opinion of Bass, Berry & Sims PLC.
 12       --  Statement regarding computation of ratio of earnings to fixed charges (filed as Exhibit 12 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended March
              31, 2002, and incorporated herein by reference, and filed as
              Exhibit 12 to the Company's Annual Report on Form 10-K for
              the fiscal year ended December 31, 2001, and incorporated
              herein by reference).
*23.1     --  Consent of Ernst & Young LLP, independent auditors.
*23.2     --  Consent of Bass, Berry & Sims PLC appears in its opinion filed as Exhibit 5.
*24       --  Power of Attorney of certain signatories appears on page
              II-4.
*25       --  Statement of Eligibility of Trustee on Form T-1.


---------------


* Previously filed


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on May 14, 2002.


                                          HCA INC.

                                          By:     /s/ DAVID G. ANDERSON
                                            ------------------------------------
                                           David G. Anderson
                                           Senior Vice President - Finance and
                                           Treasurer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David G. Anderson, John M. Franck II and R. Milton Johnson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                       TITLE                   DATE
                      ---------                                       -----                   ----

             /s/ JACK O. BOVENDER, JR.*                  Chairman of the Board and Chief  May 14, 2002
-----------------------------------------------------      Executive Officer (Principal
                Jack O. Bovender, Jr.                      Executive Officer)

                /s/ R. MILTON JOHNSON                    Senior Vice President and        May 14, 2002
-----------------------------------------------------      Controller (Principal
                  R. Milton Johnson                        Accounting Officer)

          /s/ MAGDALENA H. AVERHOFF, M.D.*               Director                         May 14, 2002
-----------------------------------------------------
             Magdalena H. Averhoff, M.D.

                /s/ J. MICHAEL COOK*                     Director                         May 14, 2002
-----------------------------------------------------
                   J. Michael Cook

                /s/ MARTIN FELDSTEIN*                    Director                         May 14, 2002
-----------------------------------------------------
                  Martin Feldstein

           /s/ THOMAS F. FRIST, JR., M.D.*               Director                         May 14, 2002
-----------------------------------------------------
             Thomas F. Frist, Jr., M.D.

               /s/ FREDERICK W. GLUCK*                   Director                         May 14, 2002
-----------------------------------------------------
                 Frederick W. Gluck

                      SIGNATURE                                       TITLE                   DATE
                      ---------                                       -----                   ----


               /s/ GLENDA A. HATCHETT*                   Director                         May 14, 2002
-----------------------------------------------------
                 Glenda A. Hatchett

                /s/ T. MICHAEL LONG*                     Director                         May 14, 2002
-----------------------------------------------------
                   T. Michael Long

                /s/ JOHN H. MCARTHUR*                    Director                         May 14, 2002
-----------------------------------------------------
                  John H. McArthur

                /s/ THOMAS S. MURPHY*                    Director                         May 14, 2002
-----------------------------------------------------
                  Thomas S. Murphy

                 /s/ KENT C. NELSON*                     Director                         May 14, 2002
-----------------------------------------------------
                   Kent C. Nelson

               /s/ CARL E. REICHARDT*                    Director                         May 14, 2002
-----------------------------------------------------
                  Carl E. Reichardt

              /s/ FRANK S. ROYAL, M.D.*                  Director                         May 14, 2002
-----------------------------------------------------
                Frank S. Royal, M.D.

               /s/ HAROLD T. SHAPIRO*                    Director                         May 14, 2002
-----------------------------------------------------
                  Harold T. Shapiro

             *By: /s/ JOHN M. FRANCK II
-----------------------------------------------------
                  John M. Franck II
                  Attorney-in-Fact

                               INDEX TO EXHIBITS



  1       --  Underwriting Agreement Standard Provisions (Debt Securities)
              dated January 23, 2001 (filed as Exhibit 1.1 to the
              Company's Current Report on Form 8-K dated January 23, 2001, and incorporated herein by reference).
 *4.1     --  Indenture dated as of December 16, 1993 between the Company and The First National Bank of Chicago, as Trustee (restated
              electronically for SEC filing purposes).
  4.2     --  First Supplemental Indenture dated as of May 25, 2000
              between the Company and Bank One Trust Company, N.A., as
              Trustee (filed as Exhibit 4.4 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 2000, and incorporated herein by reference).
  4.3     --  Second Supplemental Indenture dated as of July 1, 2001 between the Company and Bank One Trust Company, N.A., as
              Trustee (filed as Exhibit 4.1 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).
  4.4     --  Third Supplemental Indenture dated as of December 5, 2001 between the Company and The Bank of New York, as Trustee
              (filed as Exhibit 4.5(d) to the Company's Annual Report on
              Form 10-K for the year ended December 31, 2001, and
              incorporated herein by reference).
 *5       --  Opinion of Bass, Berry & Sims PLC.
 12       --  Statement regarding computation of ratio of earnings to fixed charges (filed as Exhibit 12 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended March
              31, 2002, and incorporated herein by reference, and filed as
              Exhibit 12 to the Company's Annual Report on Form 10-K for
              the fiscal year ended December 31, 2001, and incorporated
              herein by reference).
*23.1     --  Consent of Ernst & Young LLP, independent auditors.
*23.2     --  Consent of Bass, Berry & Sims PLC appears in its opinion filed as Exhibit 5.
*24       --  Power of Attorney of certain signatories appears on page
              II-4.
*25       --  Statement of Eligibility of Trustee on Form T-1.


---------------


* Previously filed